Second Amendment to 894 Ross Drive lease dated November 5, 1996

Exhibit 10.12

          This Second Amendment to Lease (the “Amendment”) is dated as of November 5, 1996, for reference purposes only, and is made between Ross Drive Investors, a California general partnership (“Landlord”) and Verity, Inc., a Delaware corporation (“Tenant”) with reference to the following facts and circumstances, which are conclusively agreed between the parties:

          A.          Landlord and Tenant are parties to a Lease and First Addendum to Lease dated for reference purposes as of January 22, 1996, as modified by a First Amendment to Lease dated as of June 20,1996 (referred to collectively as the “Lease”). All capitalized words having as assigned meaning in the Lease shall continue to have such meaning in this Amendment unless explicitly modified.

B. Pursuant to the original Lease, Tenant leased from Landlord 33,834 rentable square feet of space constituting Landlord’s premises located at 894 Ross Drive, Sunnyvale, California (the “Premises”).

          C.          Pursuant to the First Addendum to Lease, Paragraph 5, Tenant is obligated to lease certain spaces referred to in the lease as the Expansion Space when they become available, and to execute an amendment to this Lease including such spaces. The two spaces making up the Expansion Space are Suites 203 and 205. Suite 203 will become available upon the voluntary termination of the existing tenant’s lease on October 31, 1996. Suite 203 contains 5,070 rentable square feet of space.

          D.          Pursuant to the First Amendment to Lease, it was acknowledged that 150 rentable square feet of space, identified therein as the “Storage Space”, was to have been delivered to Tenant with the rest of the Premises under the Original Lease, but that this did not occur and the delivery of such Storage Space would be delayed until delivery of Suite 205. Accordingly, the parties acknowledged certain related changes in the rent structure, and diminution of the size of the  original Premises from 33,834 rentable square feet to 33,684 rentable square feet.

E. Landlord and Tenant wish to amend the Lease to provide for Tenant’s additional lease of Suite 203 as set forth below.

          Now, therefore, in consideration of all of the foregoing facts and circumstances, and for good and valuable consideration, the receipt of which is acknowledged by each party, Landlord and Tenant agree to and do amend the Lease as follows:

1.       Demise Of Premises; Term

          Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, that certain 5,070 rentable square feet of space located at 894 Ross Drive, Suite 203, Sunnyvale, California (referred to herein as “Suite 203), for a term which shall run from the Expansion Space Commencement Date to the expiration or earlier termination of the Lease. The Expansion Space Commencement Date for Suite 203 shall be November 5, 1996. Upon the Expansion Space Commencement Date for Suite 203, the total Premises leased to Tenant will be 38,754 rentable square feet, and all references to the “Premises” shall mean and include both the originally identified Premises, less the Storage Space, and the Suite 203 area added hereby.

2.       Base Monthly Rent

          Beginning on the Expansion Space Commencement Date for Suite 203, the Base Monthly Rent for Suite 203 shall be $0.95 per rentable square feet for a monthly total of $4,816.50 per month, which shall be in addition to all other Base Monthly Rent provided under the Lease, and which shall make the total Base Monthly Rent from and after the Expansion Space Commencement Date for Suite 203 a total of $36,816.30 per month.

          Whenever, pursuant to Paragraph 3A of the First Amendment to Lease, the rent for the Premises shall increase, the rent applicable to Suite 203 shall also increase at the same rate. (For purposes of example, and not by way of limitation, beginning in Month 25 of the Lease, the rent for Suite 203 shall increase to $1.03 per rentable square foot, and thus shall increase the sums set forth in Paragraph 3A of the First Amendment to Lease by said sum; beginning in Months 61 and 85, further rent increases shall occur on the same basis.)

3.       Tenant’s Share

          Beginning on the Expansion Space Commencement Date for Suite 203, the Tenant’s Share, as set forth in Paragraph G of the Summary of Basic Lease Terms, shall be 88.23%.

4.       Parking

          Beginning on the Expansion Space Commencement Date for Suite 203, the Tenant’s Allocated Parking Stalls, as set forth in Paragraph H of the Summary of Basic Lease Terms, shall be increased to a total of 152 Tenant’s Allocated Parking Stalls.

5.       Continuing Obligation; Incorporation

          Except as expressly set forth in this Amendment, all terms and conditions of the Lease remain in full force and effect, and all terms and conditions of the Lease are incorporated herein as though set forth at length (including, but not limited to the provisions of Paragraph 5 of the First Addendum to Lease, which remain in full force and effect).

6.       Effect of Amendment

          This Amendment modifies the Lease. In the event of any conflict or discrepancy between the Lease and/or any other previous documents between the parties and the provisions of this Amendment, then the provisions of this Amendment shall control. Except as modified herein, the Lease shall remain in full force and effect.

7.       Authority

          Each individual executing this Amendment on behalf of Tenant represents and warrants that he or she is duly authorized to and does execute and deliver this Amendment pursuant to express authority from Tenant pursuant to and in accordance with the By-Laws and the other organic documents of the corporation.

8.       Brokerage Commissions

          Neither party has been represented by a real estate broker in regard to the transaction represented by this Amendment, and no brokerage commissions or finder’s fees are due in regard to the transaction. Tenant will hold Landlord harmless and indemnify Landlord against any claim, loss, or damage, including reasonable attorney’s fees, in regard to a brokerage commission or finder’s fee claim by a broker or finder under contract with or working with Tenant. Landlord will hold Tenant harmless and indemnify Tenant against any claim, loss, or damage, including reasonable attorney’s fees, in regard to a brokerage commission or finder’s fee claim by a broker or finder under contract with or working with Landlord.

9.        Entire Agreement

          The Lease, as modified by this Amendment, constitutes and contains the entire agreement between the parties, and there are no binding agreements or representations between the parties except as expressed herein. Tenant acknowledges that neither Landlord nor Landlord’s Agents have made any legally binding representations or warranties as to any matter except for such matters which are expressly set forth herein, including any representations or warranties relating to the condition of the suite 203, the Premises or the improvements thereto or the suitability of the Suite 203, the Premises, or the Project for Tenant’s business.

Dated: November 5, 1996

LANDLORD

Ross Drive Investors, a California general partnership

By: Michael J. Biggar, Manager

Dated: November 5, 1996

TENANT

Verity, Inc., a Delaware corporation

By	Donald C. Mc Cauley

VP + CFO

Dated: November 5, 1996